SCHEDULE 14A

                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A INFORMATION
                      PROXY STATEMENT PURSUANT TO SECTION 14(A)
                        OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.       )

          Filed by the Registrant  [X]
          Filed by a Party other than the Registrant   [ ]

          Check the appropriate box:
           [ ]  Preliminary Proxy Statement      [ ]  Confidential, for use
           [ ]  Definitive Proxy Statement            of the Commission
           [X]  Definitive Additional Materials       Only (as permitted by
           [ ]  Soliciting Material Pursuant to       Rule 14a-6(e)(2))
                Rule 14a-11(c) or Rule 14a-12


                               TRIPLE S PLASTICS, INC.
                   (Name of Registrant as Specified in its Charter)

            _____________________________________________________________
               (Name of Person(s) Filing Proxy Statement, if other than
                                   the Registrant)

          Payment of filing fee (check the appropriate box):

          [X]  No fee required.

          [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

               2) Aggregate number of securities to which transaction applies:

               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               4)   Proposed maximum aggregate value of transaction:

               5)   Total fee paid:

          [ ]  Fee paid previously with preliminary materials.

          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

               1)   Amount Previously Paid:

               2)   Form, Schedule or Registration Statement No.:

               3)   Filing Party:

               4)   Date Filed:







          PRESS RELEASE



           EIMO AND TRIPLE S PLASTICS TO MERGE UNDER A RE-NEGOTIATED MERGER AGREEMENT - A GLOBAL SUPPLIER OF ADVANCED PLASTICS AND SOLUTIONS
                     TO MOBILE COMMUNICATIONS INDUSTRY IS CREATED

          - Eimo and Triple S will be merged under a re-negotiated merger agreement
          - Triple S shareholders will receive 4.50 Eimo shares for each Triple S share and option in the form of American Depository Shares ("ADSs")
          - As a result of the transaction shareholders and option holders of Triple S would own approximately 31% of Eimo's share capital on a fully diluted basis
          - In connection with the merger, Eimo's unlisted Series K shares will be converted into Series A shares 1 for 1
          - Two Triple S directors, Evan C. Harter and Daniel B. Canavan, are expected to be appointed for nomination to the Eimo Board of Directors
          - Press conference will be held today at 1:30 p.m. in Hotel Palace, Helsinki

          LAHTI FINLAND, PORTAGE, MICHIGAN, May 25, 2001. -- EIMO OYJ (HEX:EIMAV) and TRIPLE S PLASTICS, INC. (NASDAQ:TSSS) announced today that they have entered into a formal merger agreement under re-negotiated terms, which reinstates, amends and restates the original agreement keeping a number of terms from their original agreement entered into in July 2000.

          Under the terms of the new agreement Triple S shareholders and option holders will receive 4.50 Eimo Series A shares for each Triple S share or, upon the exercise of each Triple S option, in the form of ADS's. After the merger, the holders of the shares and options of Triple S will hold approximately 31% of the total shares and options of Eimo on a fully diluted basis (approximately 27% based on numbers of issued shares only). As a part of the agreement, all Eimo Series K shares (20 votes each) will be converted one-for-one into Series A ordinary shares (1 vote each), resulting in a single series of common stock.

          Excluding option exercises, the total new number of shares of Eimo will be approximately 63.6 million and the total of both shares and options will be approximately 69.3 million. The total exercise price of all Triple S options is approximately USD 4.7 million. The total exercise price of all in-the-money options using the terms of the agreement and a recent Eimo share price of USD 1.78 (EUR 2.05) is approximately USD 3.9 million.

          The new company will be a global manufacturer focused on serving the mobile communications industry and other high growth industries. The combination unites Eimo's expertise in decoration and automation technologies with Triple S' expertise in state-of-







          the-art injection molding and manufacturing efficiencies. Eimo and Triple S believe the combined company will be well positioned to take advantage of its well placed production locations in Europe, Asia and the Americas to meet the volume and geographic needs of the world's largest mobile communications equipment manufacturers, as well as a number of other customers.

          Among the anticipated benefits of the merger are opportunities for the combined company to offer more extensive global service to existing and new customers, to combine their respective advanced R & D technologies and skills and to share resources such as tool and automation manufacturing, which are expected to offer significant synergies to the business. As an example of these benefits, the companies have agreed, in principle, in advance of the merger to license and transfer various decoration and other advanced technologies from Eimo to Triple S starting from June 2001.

          The combined company will be one of the leading suppliers of plastics parts and related services to mobile phone manufacturers, with combined revenue of USD 252 million (EUR 274 million) and net income of USD 12.9 million (EUR 14.0 million) for the latest fiscal year (December 31, 2000 for Eimo, March 31, 2001 for Triple S). The combined company will employ over 1,600 people at plants in Europe, Asia and North and South America serving leading global telecommunications clients, including Alcatel, Celestica, Elcoteq, Ericsson, Flextronics, Matsushita, Mitsubishi, Motorola, Nokia, Philips, Siemens and Sony.

          Despite the challenging market environment, both companies were able to grow their sales significantly during the first three months of 2001; Eimo by 42% and Triple S by 52% compared to the corresponding period in 2000. However, both Eimo and Triple S are very cautious regarding their near-term growth and profitability prospects as market conditions continue to remain difficult. Over the remainder of the calendar year 2001, Eimo expects only limited sales growth and Triple S now expects declining sales compared to the corresponding period in 2000. Both companies also foresee declining profits in at least some of the next few quarters, compared to the corresponding quarters a year before.

          Total combined one-time costs due to the merger are expected to amount to approximately USD 2 million (EUR 2.2 million). As part of the merger agreement, Triple S has agreed to pay part of Eimo's one-time costs relating to the transaction. The companies have also agreed to settle all legal claims between them relating to the earlier merger agreement. As a part of the final settlement of these claims, Triple S has agreed to pay Eimo USD 105,000(EUR 120,000).

          The transaction is subject to approval by the shareholders of Triple S and Eimo and possibly certain government entities and agencies. The agreement will be presented for approval at shareholders' meetings of both companies with closing currently anticipated before October 31, 2001. The transaction will be accounted for as a purchase under Finnish accounting standards. No goodwill is expected to be created as a result of the transaction The merger is intended to be tax-free to Triple S shareholders.

          Commenting on the acquisition, Mr. Jalo Paananen, Chairman of Eimo, said, "The combination of Eimo and Triple S will add to Eimo's present coverage strong positions as a supplier to important growing markets, particularly Mexico and Brazil. At the same time the combined company has arguably the best global geographical reach in its industry."

          The combined company will be led by Eimo's President and Chief Executive Officer, Mr. Heikki Marttinen. Mr. A. Christian Schauer will continue to serve as CEO of Triple S. The company's headquarters will remain in Lahti, Finland.

          The Board of Directors of Eimo will propose to the Eimo shareholders' meeting that Messrs. Daniel B. Canavan and Evan C. Harter, both current directors of Triple S, be appointed to the Eimo Board of Directors after the Closing of the Merger. At the same time, Mr. Markku Sulonen, current Eimo director, is expected to step down from his position on the board.

          Messrs. Schauer, Canavan, Victor V. Valentine, and David L. Stewart, who together hold more than 50% of the common stock of Triple S, have again agreed to vote their shares in favor of the merger. In addition, Messrs. Jalo Paananen, Elmar Paananen, and Topi Paananen, and Ms. Annamari Jukko, all principal shareholders of Eimo and who hold directly an aggregate of 32% of the shares of Eimo, have again agreed to vote their shares in favor of the merger. These shareholders have agreed not to sell shares prior to closing if any such sale would result in the aforesaid holdings falling below the above percentages. No lock-up arrangements will exist after the closing of the merger limiting sales of Eimo shares by any shareholders.

          Conventum Corporate Finance Oy has acted as financial advisor and Smith, Gambrell & Russell, LLP has acted as legal counsel to Eimo. Pacific Crest Securities Inc. has acted as financial advisor and Schiff, Hardin & Waite has acted as legal counsel to Triple S.


          About Eimo:
          Eimo Oyj is an international manufacturer of precision plastic components, with over 90% of sales going to the mobile communications industry. The company has three injection molding plants in Finland, one in the Netherlands, one in Hungary and one in China. In 2000 Eimo had net sales of EUR 105.5 million.







          About Triple S:
          Triple S is a full-service manufacturer of custom injection molded plastics, with over 75% of its sales going to the telecommunications industry. Triple S has manufacturing facilities in Michigan, Texas, New York and Brazil. In the year ended March 31, 2001, Triple S had net sales of USD 155 million.


          News conference in Helsinki
          Eimo will be hosting a news conference by Messrs. Heikki Marttinen, President and CEO, and Elmar Paananen, Executive Vice Chairman, in Hotel Palace, Helsinki, 25th May, 1:30 p.m. Finnish time. Slides of the news conference presentation will be available at www.eimo.com.

          Contacts:
          Elmar Paananen, Eimo Oyj
          Tel. + 358 500 503865
          www.eimo.com

          A. Christian Schauer, Triple S Plastics, Inc.
          Tel. + 1 616 327 2224
          www.tsss.com




          This information was furnished on behalf of Triple S Plastics, Inc. and Eimo Oyj and their respective boards of directors. Investors are urged to read the information filed and to be filed with the United States Securities and Exchange Commission in connection with the merger, including the proxy material to be sent to the holders of common stock of Triple S to solicit their approval of the Amended and Restated Merger Agreement and the transactions contemplated thereby and the registration statement filed by Eimo on Form F-4, with respect to ordinary shares of Eimo to be issued in connection with the transaction (which registration statement will be amended), each of which, as amended, will include a copy of the Amended and Restated Merger Agreement as an exhibit. Such documents, when filed, will be available free of charge from the SEC website at www.sec.gov. The combined proxy statement/prospectus of Triple S and Eimo will be sent, free of charge, to persons who are holders of Triple S common stock as of the record date for the Triple S Special Meeting.

          This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For certain information regarding these risks and uncertainties, reference is made to Eimo's Registration Statement on Form F-4 filed with the United States Securities and Exchange







          Commission on February 9, 2001 (copies of the prospectus from such registration statement are available from Eimo upon written request) and Exhibit 99.2 to Triple S' Current Report on Form 8-K filed with the Securities and Exchange commission on May 2, 2001.